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                                                                      EXHIBIT 12

                             VERIZON NEW YORK INC.

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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
                                                                                          Years Ended December 31,
                                                        Six Months Ended    ---------------------------------------------------
                                                         June 30, 2001      2000        1999        1998        1997       1996
                                                        ----------------    ----        ----        ----        ----       ----
Income before provision for income taxes,
  extraordinary items and cumulative effect of
  change in accounting principle......................       $505.7       $  856.6    $1,337.2    $ 458.9     $ 637.6   $1,215.6
Equity in income of affiliates........................        (29.8)         (51.1)      (40.2)     (31.4)      (36.0)     (18.4)
Dividends received from equity affiliates.............         22.8           42.9        53.3       42.9        16.5       20.6
Interest expense......................................        186.8          379.7       310.5      343.8       332.1      288.5
Portion of rent expense representing interest.........         27.3           26.3        27.5       29.6        35.4       31.5
Amortization of capitalized interest..................          5.4            8.0         5.4        3.6         2.2         .7
                                                             ------       ------------------------------------------------------
Earnings, as adjusted.................................       $718.2       $1,262.4    $1,693.7    $ 847.4     $ 987.8   $1,538.5
                                                             ======       ======================================================
Fixed charges:
Interest expense......................................       $186.8       $  379.7    $  310.5    $ 343.8     $ 332.1   $  288.5
Portion of rent expense representing interest.........         27.3           26.3        27.5       29.6        35.4       31.5
Capitalized interest..................................         20.0           47.8        28.8       24.0        21.6       22.4
                                                             ------       ------------------------------------------------------
Fixed Charges.........................................       $234.1       $  453.8    $  366.8    $ 397.4     $ 389.1   $  342.4
                                                             ======       ======================================================
Ratio of Earnings to Fixed Charges....................         3.07           2.78        4.62       2.13        2.54       4.49
                                                             ======       ======================================================
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